Exhibit 10.38

LEASE AGREEMENT

THIS LEASE, made and entered into this 12th day of August, 2025, by and between McCLELLAN FARM, a Montana Corporation of Joplin, MT, or assigns, hereinafter designated “Lessor,” and XTANT MEDICAL, INC., a Delaware corporation with an address at 664 Cruiser Lane, Belgrade, MT 59714, hereinafter designated “Lessee.”

WITNESSETH

Lessor does lease to Lessee the approximately 17,700 square feet of office, manufacturing, and shop space in the building at 600 Cruiser Lane, Belgrade, MT, 59714 as well as the land associated with this premises.

TO HAVE AND TO HOLD the same unto the Lessee from the 1st day of November, 2025 until the 31st day of October, 2030.

AND THE LESSOR AND THE LESSEE FURTHER COVENANT AND AGREE AS FOLLOWS:

1. RENT. The Lessee agrees to pay Seventeen Thousand Seven Hundred Dollars ($17,700.00) per month in advance commencing November 1, 2025. Lessee agrees to pay Seventeen Thousand Seven Hundred Dollars ($17,700.00) per month on or before the 7th day of each month thereafter during the term of this Lease.

2. UTILITIES. Lessee shall pay all utilities directly to the service provider.

3. DEFAULT. If the Lessee does not make the rent, taxes and utility payments on time, or otherwise fails to perform any material terms of this lease, the Lessor may, following thirty (30) days’ written notice:

a.	Terminate this lease, whereupon Lessee shall be relieved of any further liabilities or obligations hereunder from and after the date of such termination, except with respect to rentals and other sums due or accrued prior to said date of termination, and all obligations under paragraph 7 herein through the date of termination of the Lease, and/or;

b.	Re-Enter and take possession of the rented premises to rent to others and all rentals received from such re-letting shall be applied: (A) to the payment of any indebtedness other than rent due hereunder from Lessee to Lessor; (B) to the payment of any costs of such re-letting, including attorney’s fees; and/or (C) to the payment of rent due and unpaid hereunder. If rentals received from re-letting during any month are less than that agreed to be paid during that month by Lessee hereunder, the Lessee shall be liable to Lessor for the deficiency.

4. [reserved]

5. COMPLIANCE WITH LOCAL, STATE AND FEDERAL LAWS. Lessee shall comply with local, state or federal laws or regulations, relative to the operation of said premises. Lessee agrees to comply with all state, local or federal laws, and/or regulations, concerning the use, storage or disposal of hazardous or toxic substances. Lessee further agrees to indemnify and hold Lessor harmless from toxic substances, and the cost of any environmental cleanup required as a result thereof.

6. PROPER USE, WASTE OR STRIP. The Lessee shall not suffer any waste or strip upon said premises. Upon the termination of this lease, Lessee shall remove all of its possessions, but for any fixtures (exclusive of trade fixtures) which will remain with the premises, and become a part thereof, and will surrender said premises in as good of condition as it existed at the time of the occupancy of said premises by the Lessee, reasonable wear and tear and damages by the elements alone excepted. The Lessee shall not cause any lien to be levied against the interest of the Lessor herein, and the Lessee further agrees to indemnify and save harmless the said Lessor against any such liens, claims or demands of whatsoever nature Additions or alterations made and paid for by Lessee with respect to said premises shall belong to the Lessor on the termination of the lease, including additions or alterations such as heating, air conditioning, plumbing, electrical fixtures, lighting, etc.

7. LIABILITY FOR DAMAGE AND INJURY. That Lessee further covenants and agrees with the Lessor that:

a.	All personal property of any kind that may be on said premises shall be at the sole risk of the Lessee; and,

b.	The Lessor shall not be liable to the Lessee or any other person for any injury, loss, or damage to any personal property on or about the demised premises or the building of which the demised premises are a part or the approaches or sidewalks appurtenant or adjacent thereto, or stairs thereon, however caused, unless resulting from Lessor’s gross negligence or willful misconduct; and,

c.	The Lessee shall save the Lessor as owner of the demised premises harmless, and shall indemnify and defend Lessor from and against all loss or damage (other than reasonable wear and tear and damages by the elements alone) occasioned by the use or misuse or abuse of the plumbing, heating, elevators, stairs, electrical, gas or other fixtures or covers, or by the bursting or leaking of any pipes or occasioned by any nuisance made or suffered on the demised premises or elsewhere; in each case, arising from any material default of this lease by the Lessee; and,

d.	The Lessee will save the Lessor harmless and indemnify and defend Lessor from and against any third-party claim or damage on account of any injury to person or persons or property occurring on or about the demised premises or the approaches or sidewalks appurtenant or adjacent thereto, or any elevators, stairs, or other appurtenances used in connection therewith, however caused, and from and against any and all loss, damage or liability arising from any material default of this lease by the Lessee; and,

e.	The Lessee will pay the Lessor, or replace at its own expense, all broken glass of whatsoever nature, and howsoever caused, which has incurred as the result of the use of the premises by or for the Lessee.

8. INSURANCE. The Lessee agrees to carry at its own expense, public liability, property and casualty insurance on the building and contents in amounts reasonably acceptable to the Lessor. The insurance shall show Lessor as owner and insured. Lessee shall deliver appropriate evidence to Lessor as proof that the insurance is in force. The insurance shall require that Lessor receive notice of any termination of such insurance.

9. USE OF PREMISES. The Lessee represents and agrees that the premises leased herein shall be occupied as a laboratory, office and manufacturing facility.

10. PUBLIC TAKING. In the event the leased premises or building is condemned or taken over by any city, state or federal authorities, this lease shall be considered cancelled in its entirety and both parties relieved from further obligations.

11. ALTERATIONS. The Lessee shall not make any material alterations upon or to said premises without the consent of Lessor, which consent shall not be unreasonably withheld.

12. INSPECTION OF PREMISES. The Lessor shall have the right to enter said premises at all reasonable times for the purposes of examining and caring for the leased premises or entire building, to make necessary repairs or additions, and/or to exhibit said premises; provided, however, that except in the case of an emergency requiring immediate action, the Lessor shall give Lessee at least twenty-four (24) hours advance notice of the exercise of the foregoing right of entry, which notice may be either oral or written.

13. DAMAGE OR DESTRUCTION OF LEASED PREMISES. In the event the leased premises are hereinafter partially or entirely damaged or destroyed or rendered partially or wholly unfit for Lessee’s use by fire, tornado, earthquake or any casualty, rent shall abate in such proportion as the part of the premises destroyed or rendered unfit for such use bears to the total premises herein leased. If the damage or destruction shall be so extensive as to require substantial rebuilding of the improvements on the leased premises, either party may elect to terminate this lease by written notice to the other party. Such election must be made in writing within thirty (30) days after the occurrence of the damage or destruction.

14. ASSIGNMENT. This lease shall not be assigned in whole or in part, except to an affiliated entity of Lessee, nor said premises sublet by the Lessee without first obtaining written consent of the Lessor, which shall not be unreasonably withheld.

15. IMPROVEMENTS BY LESSEE. In the event any alterations or improvements are made to said premises, or to the heating system, electrical system, plumbing system, or any other part of said premises (which improvements may be but are not limited to any and all heaters, coolers, air conditioning equipment, light fixtures and the like), after the approval thereof by the Lessor, such improvements, at the termination of the lease, or sooner, if said lease is cancelled, shall belong to the Lessor, excepting removable trade fixtures as elsewhere in this lease specifically provided for. Any alterations, as aforementioned, or additions, built-ins, plumbing or electrical fixtures, made or installed by the Lessor shall immediately become the property of the Lessor.

16. ENTRANCE TO PREMISES UPON DEFAULT. In the event the Lessee defaults according to the terms hereof, and after proper cancellation notice given as above-mentioned, the Lessor may re-enter said demised premises with or without process of law, and the Lessor may remove and expel any person or persons occupying said demised premises, using such reasonable force as may be necessary to do so, and without prejudice to any remedies which are available to recover for arrears of rent and damages for breach of covenant herein contained on the part of the Lessee; and that if it becomes necessary for the Lessor to bring an action at law to recover possession of said demised premises, damages, or rent as herein specified, the Lessee agrees to pay a reasonable attorney’s fee therefore and all costs attending such action.

17. SECURITY DEPOSIT. The security deposit previously provided to Lessor pursuant to that certain Lease Agreement dated August 7, 2003 will be applied to satisfy the security deposit required for this Lease Agreement, and Lessor acknowledges receipt thereof. This deposit is to insure that the property when vacated will be cleaned, in proper repair and in substantially the same condition as of the commencement of this Lease (other than reasonable wear and tear and damages by the elements alone). At the termination of this Lease the building will be inspected. The costs of any repairs will be deducted from the security deposit as will any unpaid rent. Remaining balance, if any, shall be refunded in a reasonable time to Lessee. This security deposit can also be used if Lessee fails to pay any lease payment. Lessor shall provide Lessee with a written accounting of any repairs or unpaid rent deducted from the security deposit.

18. MAINTENANCE. Lessee shall be responsible for keeping the structure, heating, plumbing, and mechanical systems of the building on the leased premises in good repair and working order. Lessee shall contract with an HAVC technician for inspection, maintenance, and repair two (2) times a year at Lessee’s expense. Lessee shall be responsible for and shall pay for repair of all damages resulting from Lessee’s occupancy or negligence. Lessee shall be responsible for all janitorial services and all interior decorating, including interior paint. Anything in this lease to the contrary notwithstanding, Lessor shall be responsible for all major structural repairs to the roof, siding, concrete, including foundation, sidewalks and slabs, as well as water heaters, heating, ventilation and air conditioning systems. A major structural repair is defined as a repair that will cost more than Five Thousand Dollars ($5,000.00) for each single instance; provided, however, that responsibility for Heating, Ventilation, and Air Conditioning (HVAC) systems will be distributed as follows: Lessee shall be responsible for the first Five Thousand Dollars ($5,000) of system repair costs; Lessor shall assume responsibility for the next Fifteen Thousand Dollars ($15,000) of repair costs; and Lessee shall be responsible for any costs that exceed the Twenty Thousand Dollars ($20,000) aggregate previously apportioned. Lessee shall be responsible for sealing the asphalt at least every five (5) years at Lessee’s expense.

19. TAXES. Lessee shall promptly pay all taxes due including, but not limited to, all personal and real property taxes. Payments shall be made directly to the applicable government agency.

20. LANDLORD’S TRANSFER. If any interest of Lessor in the leased premises is sold or otherwise transferred (other than transfers for security purposes only), the transferee shall execute an assumption and non-disturbance agreement reasonably satisfactory to Lessee. Notwithstanding any such transfer, Lessor shall not be released from any liability accruing under this lease prior to the effective date of such transfer.

21. SUBORDINATION. Lessee shall, upon demand by Lessor, execute such instruments as may be necessary at any time, and from time to time, to subordinate the rights and interests of Lessee under this lease to the lien of any first mortgage at any time placed on the land of which the demised premises are a part; provided, however, that such subordination shall not affect Lessee’s right to possession, use and occupancy of the demised premises so long as Lessee is not in default in performing any of the terms and conditions of this lease.

22. SIGNS. Lessee shall obtain Lessor’s prior approval of any signs to be erected by Lessee. Said signs shall conform to Lessor’s restrictions and any ordinances and regulations of the City of Belgrade, Gallatin County, and the Lessor.

23. NOTICES. All notices required under this lease shall be deemed to have been properly served if delivered in writing, personally or sent by certified mail to Lessor at Box 243, Joplin, MT 59531, and to Lessee at 664 Cruiser Lane, Belgrade, MT 59714. The date of service of notice by mail shall be the date that is three (3) business days after which such notice is deposited in the U.S. mail.

24. HOLDING OVER. Any holding over of this Lease shall be considered to be a month-to-month tenancy rather than a renewal.

25. EXTERIOR OF PREMISES. Lessee agrees that it will not store, park or leave any junk or damaged vehicle, or vehicle parts of components, outside the building leased hereunder, other than temporarily while waiting for repair. In no event shall such waiting period exceed ten (10) days.

26. DUMPSTER. Lessee agrees to pay for dumpster rental cost directly to service provider.

27. OPTION TO EXTEND LEASE. Lessee by giving six (6) months written notice to Lessor shall be able to extend this lease for two (2) additional five (5) year terms. The rent would then increase by the percentage that the consumer price index had increased during the five (5) years preceding.

28. BINDING EFFECT. This agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

29. Interpretation. If any portion of this lease shall be held to be void or unenforceable, the balance thereof shall nevertheless be effective. This Lease has been made and entered into in the State of Montana and shall be governed by the laws of the State of Montana.

This Lease Agreement is effective as of the date indicated in the first paragraph of this Lease.

LESSEE		LESSOR

XTANT MEDICAL, INC.		MCCLELLAN FARM

Scott Neils		Jerry W. Thorsen

By:	/s/ Scott Neils	By:	/s/ Jerry W. Thorsen

Its:	CFO	Its:	President

Date:	08/12/2025	Date:	8-18-2025

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